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                           FIRST AMENDMENT TO THE LIMITED
                  LIABILITY COMPANY AGREEMENT OF ALADDIN BAZAAR, LLC


     THIS FIRST AMENDMENT (the "Amendment") is entered into effective as of October 16, 1997, by and between TH BAZAAR CENTERS INC., a Delaware corporation ("TrizecHahn"), and ALADDIN BAZAAR HOLDINGS, LLC, a Nevada limited liability company ("Holdings II"). The capitalized terms used herein shall have the respective meanings assigned to such terms in the Limited Liability Company Agreement (the "Agreement") of ALADDIN BAZAAR, LLC (the "Company"), dated as of September 3, 1997, between TrizecHahn and Holdings II.

                                  R E C I T A L S :


     A. Pursuant to Section 3.06 of the Agreement, TrizecHahn and Holdings II agreed to enter into good faith negotiations regarding a number of issues which were unresolved on the date the Agreement was executed. The parties have since completed such negotiations and agree to amend the Agreement as follows:

     1.   AGREEMENT REGARDING COMMITMENT TO FUND AND CONSTRUCT THE CENTER.


          Holdings II has requested that TrizecHahn be required to commit as of the date it is provided with a Satisfaction Notice (as such term is modified below), irrevocably and subject only to the TrizecHahn Investment Conditions (defined below) to (a) contribute to the Company the TrizecHahn Investment as and when required by the terms of the Construction Loan; (b) commence construction of the Center by May 31, 1998 (or on such later date mutually agreed by the parties as being appropriate in order to complete construction of the Center contemporaneously with the completion of the Aladdin Hotel and Casino, in either case the "Construction Commencement Date"); and (c) together with the Sommer Trust, execute such guarantees as are necessary (pursuant to the terms of the Agreement) to obtain construction financing for the Center at competitive market rate terms and conditions and with no pre-leasing requirements. The Satisfaction Notice shall include, in addition to the requirements set forth in Section 3.06 of the Agreement, reasonable supporting evidence that the additional Conditions Precedent added as Section 12.10(i) through (k), inclusive, pursuant to Paragraph 3 of this Amendment have been satisfied, which shall include, but not be limited to, true, correct and complete copies of all agreements between Aladdin Gaming, LLC ("Gaming") and Planet Hollywood International, Inc. ("PH"), and each of their Affiliates. In addition, the Satisfaction Notice may only be validly given if Holdings II has previously delivered to TrizecHahn a notice ("Pre-Satisfaction Notice") at least fifteen (15) days prior to the date of the Satisfaction Notice, but not more than thirty (30) days prior to the date of the Satisfaction Notice. The Pre-Satisfaction Notice shall state that Holdings II reasonably expects to deliver to TrizecHahn a Satisfaction Notice within such fifteen (15) day period (I.E., the period beginning sixteen (16) days after the date of the Pre-Satisfaction Notice



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and ending thirty (30) days after such date).  In consideration of the provisions set forth below, TrizecHahn hereby agrees to either (i) commit to the obligations set forth in the preceding sentence or (ii) if TrizecHahn does not elect to commit to such obligations or if TrizecHahn fails to respond within five (5) business days of being furnished with the Satisfaction Notice (as provided in the Agreement, and modified by the preceding sentence of this Amendment), time being of the essence as to such response, then the provisions of Section 3.06 of the Agreement shall apply (I.E., the Company shall promptly reimburse TrizecHahn for all of its Predevelopment Costs, the Agreement shall automatically become null and void and the parties and their Affiliates shall have no further rights, duties or obligations to each other whatsoever, other than the reimbursement provisions provided in Section 3.06 of the Agreement).

          The "TrizecHahn Investment Conditions" are (a) the Company has obtained and is prepared to immediately close the construction loan identified in the Satisfaction Notice by Holdings II, with no conditions to draw against such loan other than TrizecHahn's commitment to contribute the TrizecHahn Investment; (b) all equity and debt financing necessary to construct the Aladdin Hotel and Casino, the Other Parking and the cost of the Parking Facility allocable to Aladdin Hotel and Casino, and to operate the same through the Opening have closed, no material default is currently pending, and construction is on schedule and within budget in all material respects; and (c) TrizecHahn has approved in its reasonable discretion, all material agreements, including the final forms of the Site Work Agreement, the Development Agreement between Clark County and Holdings (if such agreement is entered into), the Lease, the Subordinated Debt (described below), the Reciprocal Easement Agreement, the Parking Use Agreement and all loan documents.

          If TrizecHahn elects to commit to the obligations set forth in the first sentence of Paragraph 1 above, then notwithstanding anything in Article V to the contrary all, distributions of (i) Ordinary Cash Flow and/or (ii) Extraordinary Cash Flow shall be made first in the following of priority:

          (a) First, to TrizecHahn to the extent of TrizecHahn's accrued and unpaid Priority Preferred Return (defined below);

          (b) Second, to TrizecHahn to the extent of TrizecHahn's Priority Unrecovered Contribution Account (defined below); and

          (c) Thereafter, to the Members in accordance with Article V of the Agreement.

          The term "Priority Preferred Return" means, with respect to TrizecHahn only, an amount calculated like interest and accrued on the sum of the balance standing from time to time in TrizecHahn's Priority Unrecovered Contribution Account (defined below), if any, at a rate equal to twenty percent (20%) per annum, compounded monthly, and determined on a cumulative basis. For financial and income tax reporting purposes, neither accrual nor payment of the Priority Preferred Return shall be treated as an expense of the Company or as a guaranteed payment under Section 707(c) of the Code.



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          The term "Priority Unrecovered Contribution Account" means with respect to TrizecHahn only, the difference between (x) the amount of capital contributions made by TrizecHahn to the Company (whether otherwise attributable to TrizecHahn's Unrecovered Contribution Account or Additional Unrecovered Contribution Account under the Agreement), and (y) Holdings II's Unrecovered Contribution Account in the amount of Ten Million Dollars ($10,000,000.00). For example, TrizecHahn's Priority Unrecovered Contribution Account would equal Twenty Million Dollars ($20,000,000.00) upon contribution in full of the TrizecHahn Investment. In addition, if and only if the Audrie/Harmon Hotel is not completed and open for business on the date which is nine (9) months following the date of the Opening, time being of the essence, then TrizecHahn's Priority Unrecovered Contribution Account shall be increased to equal the remaining unpaid balance of TrizecHahn's total capital contributions to the Company (and shall not be reduced by the Ten Million Dollars ($10,000,000.00) attributable to Holdings II's Unrecovered Contribution Account). For example, TrizecHahn's Priority Unrecovered Contribution Account would equal Thirty Million Dollars ($30,000,000.00) upon contribution in full of the TrizecHahn Investment (and assuming no prior distributions attributable to the Priority Unrecovered Contribution Account) if the Audrie/Harmon Hotel was not constructed and open for business on the date which is nine (9) months following the date of the Opening. TrizecHahn's Priority Unrecovered Contribution Account shall be decreased by the amount of Cash Flow distributed to TrizecHahn pursuant to sub-paragraph (b) above and attributable to TrizecHahn's Priority Unrecovered Contribution Account. Article IV of the Agreement shall be revised to treat the payment of TrizecHahn's Priority Preferred Return like a distribution of Preferred Return for purposes of allocating Net Income and Net Loss. To avoid duplication, amounts credited to TrizecHahn's Priority Unrecovered Contribution Account shall not also be credited to TrizecHahn's Unrecovered Contribution Account or Additional Unrecovered Contribution Account. If the Audrie/Harmon Hotel is not constructed and open for business on the date which is nine (9) months following the Opening, time being of the essence, then TrizecHahn's Unrecovered Contribution Account shall be debited, and TrizecHahn's Priority Unrecovered Contribution shall be credited, by the balance of TrizecHahn's Unrecovered Contribution Account as of such date (E.G., Ten Million Dollars ($10,000,000.00).

     2.   FEE PAYABLE TO HOLDINGS II.

          Upon the initial draw of the Company's construction loan ("Draw Date"), through the date of Opening, Holdings II shall be entitled to receive a development fee (the "Holdings II Development Fee") in an amount equal to One Hundred Thousand Dollars ($100,000.00) per month, payable on the first day of the month following the Draw Date. In no event shall the Holdings II Development Fee exceed One Million Eight Hundred Thousand Dollars ($1,800,000.00). Following the date which is five (5) years after the Opening Date, Holdings II shall be obligated to pay to TrizecHahn an amount equal to one-half (1/2) of the Holdings II Development Fee, payable on the first day of the month following the fifth (5th) anniversary of the Opening and on the first day of each following month in an equal monthly amount of Fifty Thousand Dollars



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($50,000.00) per month, until such amount is paid in full, without interest.  In addition to all other rights and/or remedies TrizecHahn may have at law and/or in equity to enforce such payment obligation, TrizecHahn shall be entitled to withhold distributions of Cash Flow otherwise payable to Holdings II in satisfaction of Holdings II's obligation to pay any accrued but unpaid monthly payments of Fifty Thousand Dollars ($50,000.00) per month over this period.

3.   AGREEMENT REGARDING THE AUDRIE/HARMON HOTEL.

          As set forth in the Agreement, Gaming and PH have entered into a non-binding Memorandum of Understanding and Letter of Intent dated September 2, 1997 (the "MOU") to develop a music entertainment themed hotel casino on the Audrie/Harmon Hotel site. A copy of the MOU is attached hereto for reference. The MOU envisions that Aladdin Gaming and PH will enter into a formal agreement by October 15, 1997, to develop the Audrie/Harmon Hotel and will immediately move forward to obtain the financing required to develop and construct the Audrie/Harmon Hotel. TrizecHahn has reviewed the development concept and is supportive of the plans and intentions of Aladdin Gaming and PH with regard to the Audrie/Harmon Hotel. Notwithstanding the forgoing, however, TrizecHahn believes it is critical to ensure that a credible development plan for the Audrie/Harmon Hotel is firmly in place as a Condition Precedent to the construction of (or TrizecHahn's irrevocable commitment to fund and construct, subject only to the TrizecHahn Investment Conditions) the Center. Accordingly,
Section 12.10 of the Agreement is hereby amended to add the following Conditions
Precedent:

          "(i) Aladdin Gaming and PH have entered into a definitive joint venture agreement (the "Venture") to develop the Audrie/Harmon Hotel as set forth in the Memorandum of Understanding and Letter of Intent between Gaming and PH dated September 2, 1997 attached hereto as Exhibit J;

          (j) Gaming and PH have made a public announcement of their intention to develop the Audrie/Harmon Hotel; and

          (k) evidence reasonably satisfactory to TrizecHahn and Holdings II that (I) Aladdin Gaming or its Affiliates have received funds or irrevocable commitments from debt and equity sources (which has been fully negotiated, approved by the lenders and equity investors and ready for signature) in an amount sufficient to fund Gaming's share of the equity to be contributed to the Venture, (II) PH has irrevocably committed to contribute PH's share of the equity to the Venture (subject only to the closing of the construction financing set forth in clause III below), and (III) the Venture has a fully negotiated term sheet or



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          expression of interest from one or more lenders for the construction of the Audrie/Harmon Hotel as set forth in the Memorandum of Understanding and Letter of Intent between Gaming and PH referenced above, and PH and Gaming have agreed in writing that the terms of the proposed construction financing are acceptable to each of them;"

          Notwithstanding Gaming's expectation that it will be able to successfully enter into the PH Agreement with PH, TrizecHahn and Holdings II agree that there can be no assurance that Gaming will be successful. However, Gaming and Holdings II shall continue to use commercially reasonable efforts to assure that the Audrie/Harmon Hotel is constructed and opened as soon as possible following the Opening.

     4.   CONVEYANCE OF PROPERTY AND TERMINATION OF LEASE.

          Aladdin Holdings agrees that it shall on or before the Opening, cause the Property to be subdivided into a separate parcel or parcels from the Master Site, in accordance with Nevada Revised Statutes ("NRS") 278.320 through NRS 278.469, inclusive, or into a separate condominium unit or units from the Master Site, in accordance with Chapter 116 of the NRS, whichever the parties hereto mutually determine to be more appropriate in the context of the entire site. Upon such subdivision or creation of a separate condominium unit, the Property shall be conveyed by Aladdin Holdings to the Company (without any additional credit to the Capital Account or Unrecovered Contribution Account of Holdings
II), and the Lease shall be terminated. The Company shall pay a nominal amount of rent ($10.00 per year) pursuant to the Lease. Upon the later of (i) the Opening, or (ii) the transfer of the Property as a separate legal parcel or a separate condominium unit, in either case unencumbered by any monetary lien or encumbrance and subject only to title exceptions reasonably approved by the parties, the Company shall issue a subordinated debenture (the "Subordinated Debt"), payable to Holdings II out of available Cash Flow of the Company upon the terms and conditions described below. The Subordinated Debt shall be junior to all other debt or operating obligations of the Company. The Subordinated Debt shall be unsecured and shall have no right to declare any event of default or exercise any remedies during any period that any debt or operating obligations of the Company remain outstanding. In the event that during any period there are insufficient distributions of Cash Flow to return to TrizecHahn a twelve percent (12%) preferred return on the sum of TrizecHahn's (i) Priority Unrecovered Contribution Account, and (ii) Unrecovered Contribution Account ("TrizecHahn 12% Minimum Return"), then payments of the Subordinated Debt shall be made PARI PASSU with the TrizecHahn 12% Minimum Return. Subject to the foregoing, the Subordinated Debt shall be senior to distributions of Ordinary Cash Flow and Extraordinary Cash Flow to the Members pursuant to Article V of the Agreement. The amount of the Subordinated Debt shall be Sixteen Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($16,666,667.00). To the extent of available Cash Flow, the Subordinated Debt shall be payable in equal monthly installments aggregating Two Million Dollars ($2,000,000.00) per annum, payable to the extent of




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available Cash Flow within ten (10) business days of the first (1st) day of each month during the term of the Subordinated Debt. The Subordinated Debt shall be fully amortized over a term of sixty-nine (69) years. Any accrued but unpaid payments shall not accrue additional interest.

     5.   SOMMER TRUST FINANCIAL STATEMENTS.

          On or before October 31, 1997, Holdings II shall deliver certain financial information of the Sommer Trust to TrizecHahn sufficient to give comfort to TrizecHahn in its sole discretion on the ability of the Sommer Trust to perform its obligations under the Agreement. TrizecHahn agrees to keep the financial information confidential, except for any disclosure required to comply with court order or law.

     6.   FINANCING FEE.

          The Company shall pay to TrizecHahn a financing fee upon closing of the construction loan for the Bazaar Improvements in an amount equal to one percent (1%) of the total amount of the loan, and a fee in an amount equal to one quarter of one percent (.25%) to Westwood Capital LLC. Holdings II shall pay a fee in an amount equal to (or greater than) one quarter of one percent (.25%) to Westwood Capital LLC concurrent with payment by the Company. Holdings II represents that no fee will be due and owing to CS First Boston in connection with the loan.

     7.   SOMMER RETAIL SPACE.

          Aladdin Holdings or its Affiliates or principals shall have the right to lease, in connection with the initial lease-up of the Center, up to two thousand five hundred (2,500) rentable square feet of tenant space (or such lesser amount as Aladdin Holdings shall indicate in a notice to TrizecHahn no later than _____________, 1997), at a location in the Center reasonably mutually acceptable to both parties, for a term of ten (10) years, at a rental rate equal to fifty percent (50%) of the market rental being paid by tenants of comparable space for comparable terms in comparable locations in the Center, for a use which is consistent with the first-class quality of the Center and which does not conflict with the rights of any other tenants of the Center, and otherwise on terms and conditions reasonably mutually acceptable to both parties (based on the standard form of lease for the Center). TrizecHahn shall notify Aladdin Holdings of the proposed location, size and rental rate for such space no later than _________________, 1997.

     8.   CB COMMERCIAL.

          Holdings II shall be solely responsible to pay any alleged "finders fee" payable to CB Commercial in excess of Fifty Thousand Dollars ($50,000.00) (although the parties do not believe that such fee is properly payable).

     Except as expressly modified hereby, all of the terms and provisions of the Agreement shall remain in full force and effect, are incorporated herein by this reference (including, but not limited to, Article XI of the Agreement), and shall govern the conduct of the



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parties hereto; provided, however, to the extent of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

"TrizecHahn"                       TH BAZAAR CENTERS INC.,
                                   a Delaware corporation

                                   By: /s/ Wendy M. Godoy
                                      ---------------------------------------
                                      Wendy M. Godoy, Senior Vice President

                                   By: /s/ Wayne J. Finley
                                      ---------------------------------------
                                      Wayne J. Finley, Senior Vice President

"Holdings II"                      ALADDIN BAZAAR HOLDINGS, LLC,
                                   a Nevada limited liability company

                                   By:  ALADDIN MANAGEMENT
                                        CORPORATION, its Manager

                                        By: /s/ Ronald B. Dictrow
                                           -----------------------------------
                                           Ronald B. Dictrow, Treasurer

                                        By: /s/ Jack Sommer
                                           -----------------------------------
                                           Jack Sommer, Vice President